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                                                                      EXHIBIT 99

                                 RISK FACTORS

     From time to time the Company has made, and may in the future make, forward-looking statements, based on its then-current expectations, including statements made in Securities and Exchange Commission filings, in press releases and oral statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties, and actual results could differ materially from those expressed or implied in the forward-looking statements for a variety of reasons. These reasons include, but are not limited to, factors outlined below. The Company does not undertake to update or revise its forward-looking statements publicly even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Because our revenues prior to January 1998 resulted from a business strategy we are no longer pursuing, you may have difficulty evaluating us.

     We terminated our agency relationship with Bell Atlantic in December 1998 and we no longer receive agency revenues. We only began offering local services under our own brand name in January 1998 and have only begun testing our network
with some customers in May of 1999.   As a result, we can only provide limited
historical operating and financial information about our current business strategy for you to evaluate.

If we do not successfully execute our new business strategy, we may be unable to compete effectively.

     Our business strategy is complex and requires that we successfully complete many tasks, a number of which we must complete simultaneously. If we are unable to effectively implement or coordinate the implementation of these multiple tasks, we may be unable to compete effectively in our markets and our financial results may suffer.

Our incurrence of negative cash flows and operating losses during the next several years may adversely affect the price of our common stock.

     During recent periods we have experienced substantial net losses, operating losses and negative cash flow. Our expenses have increased significantly, and we expect our expenses to continue to increase as we deploy our network and implement our business plan. Accordingly, we expect to incur significant operating losses, net losses and negative cash flow during the next several years, which may adversely affect the price of our common stock.

If our network does not function properly, we will be unable to provide the telecommunications services on which our future performance will in large part depend.

     Because the design of our network has not been widely deployed, we cannot assure you that our network will provide the functionality that we expect. We also cannot be sure that we will be able to incorporate local dial tone capabilities into our network because this technology has not been widely implemented. Without this capability we will not be able to provide on our network all of our target customers' fixed line telecommunications services.

If we do not obtain interconnection agreements with other carriers, we will be unable to provide enhanced services on our network.

     Negotiation of interconnection agreements with incumbent local exchange carriers can take considerable time, effort and expense, and these agreements are subject to federal, state and local regulation. We may not be able to effectively negotiate the necessary interconnection agreements. Without these interconnection agreements, we will be unable to provide enhanced connectivity to our network and local dial tone services and to achieve the financial results we expect.

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Because of our limited experience, we may not be able to properly or timely deploy, operate and maintain our network, which could materially adversely affect our financial results.

     We have engaged a network services integrator to design, engineer and manage the build out of our network in our existing markets. If the network integrator is not able to perform these functions, we may experience delays or additional costs in providing services and building the network. The failure of our network equipment to operate as anticipated or the inability of equipment suppliers to timely supply such equipment could materially and adversely affect our financial results.

     We are still deploying the initial phase of our network and not currently
providing any commercial services over our network.   Because we have limited
experience operating and maintaining telecommunications networks, we may not be able to deploy our network properly or do so within the time frame we expect. In addition, once the network is deployed, we may encounter unanticipated difficulties in operating and maintaining it. If we do not implement our network on time and in an effective manner, our financial results could be adversely affected.

Our high leverage creates financial and operating risk that could limit the growth of our business.

     We have a significant amount of indebtedness. As of March 31, 1999, we had approximately $64.9 million of total indebtedness outstanding. We expect to seek substantial additional debt financing to fund our business plan. Our high leverage could have important consequences to us, including,

 .    limiting our ability to obtain necessary financing for future working capital, capital expenditures, debt service requirements or other purposes;

 .    limiting our flexibility in planning for, or reacting to, changes in our business;

 .    placing us at a competitive disadvantage to competitors with less leverage;

 .    increasing our vulnerability in the event of a downturn in our business or the economy generally;

 .    requiring that we use a substantial portion of our cash flow from operations for debt service and not for other purposes.

We will need to refinance our existing indebtedness when due, and we may be unable to do so.

     We do not expect to generate sufficient cash flow from operations to repay our existing credit and vendor facilities. We will need to refinance this indebtedness when it comes due. We cannot assure you that we will be able to refinance any of our indebtedness on reasonable terms, or at all. If we are unable to refinance all or some of our indebtedness, we may need to sell assets, delay capital expenditures or sell additional capital stock. We cannot assure you that we will be able to do so.

We may be unable to obtain the additional capital we will require to fund our operations and finance our growth on acceptable terms or at all, which could cause us to delay or abandon our development and expansion plans.

     We will need significant additional capital to fund our business plan. We plan to satisfy part of this need by a public offering of common stock in the
near future and by additional financing as soon as practicable.   We cannot
assure you that capital will be available to us when we need it or at all. If we are unable to obtain capital when we need it, we may delay or abandon our development and expansion plans. That could have a material adverse effect on our business and financial condition.

Our market is highly competitive, and we may not be able to compete effectively, especially against established competitors with greater financial resources and more experience.
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     We operate in a highly competitive environment. We have no significant market share in any market in which we operate. We will face substantial and growing competition from a variety of data transport, data networking, telephony service and integrated telecommunications service providers. We also expect that the incumbent local exchange carriers ultimately will be able to provide the range of services we currently offer. Many of our competitors are larger and better capitalized than we are, are incumbent providers with long-standing customer relationships, and have greater name recognition. We may not be able to compete effectively against our competitors.

Our information systems may not produce accurate and prompt bills which could cause a loss or delay in the collection of revenue and could adversely affect our relations with our customers.

     We depend on our information systems to bill our customers accurately and promptly. Because of the deployment of our network and our expansion plans, we are continuing to upgrade our information systems. Our failure to identify all of our information and processing needs or to adequately upgrade our information systems could delay our collection efforts, cause us to lose revenue and adversely affect our relations with our customers.

We may not receive timely and accurate call data records from our suppliers which could cause a loss or delay in the collection of revenue and could adversely affect our relations with our suppliers.

     Our billing and collection activities are dependent upon our suppliers providing us with accurate call data records. If we do not receive accurate call data records in a timely manner, our collection efforts could suffer and we could lose revenue. In addition, we pay our suppliers according to our calculation of the charges based upon invoices and computer tape records provided by these suppliers. Disputes may arise between us and our suppliers because these records may not always reflect current rates and volumes. If we do not pay disputed amounts, a supplier may consider us to be in arrears in our payments until the amount in dispute is resolved, which could adversely affect our relations with our suppliers.

We depend on the networks and services of third party providers to serve our customers and our relationships with our customers could be adversely affected by failures in those networks and services.

     We depend almost entirely on other carriers for the switching and transmission of our customer traffic. After we complete deploying our network, we will still rely to some extent on others for switching and transmission of customer traffic. We cannot be sure that any third party switching or transmission facilities will be available when needed or on acceptable terms.

     Although we can exercise direct control of the customer care and support we provide, most of the services we currently offer are provided by others. These services are subject to physical damage, power loss, capacity limitations, software defects, breaches of security and other factors which may cause interruptions in service or reduced capacity for our customers. These problems, although not within our control, could adversely affect customer confidence and damage our relationships with our customers.

Increases in customer attrition rates could adversely affect our operating results.

     Our customers may not continue to purchase local, long distance, data or other services from us. Because we have been selling voice and data telecommunications under our own brand name for a short time, our customer attrition rate is difficult to evaluate. We could lose customers as a result of national advertising campaigns, telemarketing programs and customer incentives provided by major competitors as well as for other reasons not in our control as well as a result of our own performance. Increases in customer attrition rates could have a material adverse effect on our results of operations.

We may be unable to effectively manage our growth, which could materially adversely affect all aspects of our business.
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     We are pursuing a business plan that will result in rapid growth and expansion of our operations if we are successful. This rapid growth would place significant additional demands upon our current management and other resources. Our success will depend on our ability to manage our growth. To accomplish this we will have to train, motivate and manage an increasing number of employees. Our failure to manage growth effectively could have a material adverse effect on our business, results of operations and financial condition.

We may be unable to retain or replace our senior management or hire and retain other highly skilled personnel upon which our success will depend.

     We believe that our continued success will depend upon the abilities and continued efforts of our management, particularly members of our senior management team. The loss of the services of any of these individuals could have a material adverse effect on our business, results of operations and financial condition. Our success will also depend upon our ability to identify, hire and retain additional highly skilled sales, service and technical personnel. Demand for qualified personnel with telecommunications experience is high and competition for their services is intense. If we cannot attract and retain the additional employees we need, we will be unable to successfully implement our business strategy.

Changes to the regulations applicable to our business could increase our costs and limit our operations.

     We are subject to federal, state, and local regulation of our local, long distance, and data services as described under "Business-Government Regulation." The outcome of the various administrative proceedings at the federal and state level and litigation in federal and state courts relating to this regulation as well as federal and state legislation may increase our costs, increase competition and limit our operations.

Rapid technological changes in the telecommunications industry could render our services or network obsolete faster than we expect or require us to spend more than we currently anticipate.

     The telecommunications industry is subject to rapid and significant changes in technology. Any changes could render our services or network obsolete, require us to spend than we anticipate or have a material adverse effect on our operating results and financial condition. Advances in technology could also lead to more entities becoming our direct competitors. Because of this rapid change, our long-term success will increasingly depend on our ability to offer advanced services and to anticipate or adapt to these changes, such as evolving industry standards. We cannot be sure that:

 .    we will be able to offer the services our customers require;

 .    our services will not be economically or technically outmoded by current or future competitive technologies;

 .    our network or our information systems will not become obsolete;

 .    we will have sufficient resources to develop or acquire new technologies or introduce new services that we need to effectively compete; or

 .    our cost of providing service will decline as rapidly as the costs of our competitors.

Our systems and network, and the systems of our suppliers, may not properly process date information after December 31, 1999, which could increase our costs, disrupt our business and adversely affect our relations with our customers.

     As discussed in "Management's Discussion and Analysis of Financial
Condition and Results of Operations--Year 2000 Compliance," failure of our systems and network to adequately process year 2000 information could cause miscalculations or system failures that could affect our operations. We cannot assure you
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that we have successfully identified all Year 2000 problems with our information systems and network. We also cannot assure you that we will be able to implement any necessary corrective actions in a timely manner. If we or the companies that provide us services or with whom our systems interconnect fail to successfully identify and remediate Year 2000 problems, our service and operations may be disrupted. These problems could increase our costs and adversely affect our relations with our customers and business.

We may pursue acquisitions which could disrupt our business and may not yield the benefits we expect.

     We may pursue strategic acquisitions as we expand. Acquisitions may disrupt our business because we may:

 .    experience difficulties integrating acquired operations and personnel into our operations;

 .    divert resources and management time;

 .    be unable to maintain uniform standards, controls, procedures and policies

 .    enter markets or businesses in which we have little or no experience; and

 .    find that the acquired business does not perform as we expected.

Our existing principal stockholders, executive officers and directors control a substantial amount of our voting shares and will be able to significantly influence any matter requiring shareholder approval.

     Our officers and directors and parties related to them now control approximately 46% of the voting power of our outstanding capital stock. Robert
J. Fabbricatore, our Chairman and Chief Executive Officer, controls approximately 26% of our voting power. Therefore, the officers and directors are able to significantly influence any matter requiring shareholder approval. In addition, Mr. Fabbricatore and some of his affiliates have agreed to vote shares they control to elect to our board up to two persons designated by the holders of a majority of our Series A preferred stock.

Fluctuations in our operating results could adversely affect the price of our common stock.

     Our annual and quarterly revenue and results could fluctuate as a result of a number of factors, including:

 .    variations in the rate of timing of customer orders,

 .    variations in our provisioning of new customer services,

 .    the speed at which we expand our network and market presence,

 .    the rate at which customers cancel services, or churn,

 .    costs of third party services purchased by us, and

 .    competitive factors, including pricing and demand for competing services.

     Also, our revenue and results may not meet the expectations of securities analysts and our stockholders. As a result of fluctuations or a failure to meet expectations, the price of our common stock could be materially adversely affected.

Our stock price is likely to be volatile.
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     The trading price of our common stock is likely to be volatile. The stock market in general, and the market for technology and telecommunications companies in particular, has experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. Other factors that could cause the market price of our common stock to fluctuate substantially include:

 .    announcements of developments related to our business, or that of our competitors, our industry group or our customers;

 .    fluctuations in our results of operations;

 .    hiring or departure of key personnel;

 .    a shortfall in our results compared to analysts' expectations and changes in analysts' recommendations or projections;

 .    sales of substantial amounts of our equity securities into the marketplace;

 .    regulatory developments affecting the telecommunications industry or data services; and

 .    general conditions in the telecommunications industry or the economy as a whole.